Term Sheet To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 195-A-I dated July 19, 2010	Term Sheet to Product Supplement No. 195-A-I Registration Statement No. 333-155535 Dated October 4, 2011; Rule 433

Structured Investments	$ Capped Single Observation Knock-Out Notes Linked to the American Depositary Shares of Siemens Aktiengesellschaft due October 24, 2012

General

  The notes are designed for investors who seek to participate in the appreciation of the closing price of one share of the Reference Stock, up to the Maximum Return of at least 25.00% at maturity, and who anticipate that the closing price of one share of the Reference Stock on the Observation Date (i.e., the Final Share Price) will not be less than the Initial Share Price by more than 25.00%. Investors should be willing to forgo interest and dividend payments and, if the Final Share Price is less than the Initial Share Price by more than 25.00%, be willing to lose some or all of their principal. If the Final Share Price is not less than the Initial Share Price by more than 25.00%, investors have the opportunity to receive the greater of (a) the Share Return and (b) the Contingent Minimum Return of at least 12.00% at maturity, subject to the Maximum Return of at least 25.00%. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing October 24, 2012†
  Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
  The notes are expected to price on or about October 7, 2011 and are expected to settle on or about October 13, 2011.

Key Terms

Reference Stock:

The American depositary shares, each representing one common share, no par value, of Siemens Aktiengesellschaft (New York Stock Exchange symbol “SI”). We refer to Siemens Aktiengesellschaft as “Siemens” and the American depositary shares of Siemens as the “ADSs of Siemens.”

Knock-Out Event:

A Knock-Out Event occurs if the closing price of one share of the Reference Stock on the Observation Date (i.e., the Final Share Price) is less than the Initial Share Price by more than the Knock-Out Buffer Amount. For the avoidance of doubt, the notes are subject to monitoring on a single Monitoring Day (i.e., the Observation Date).

Knock-Out Buffer Amount:	25.00%
Payment at Maturity:	If a Knock-Out Event has occurred, you will receive a cash payment at maturity that will reflect the performance of the Reference Stock, subject to the Maximum Return. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Share Return), subject to the Maximum Return
If a Knock-Out Event has occurred, you will lose more than 25.00% of your initial investment and may lose all of your initial investment at maturity.

If a Knock-Out Event has not occurred, you will receive a cash payment at maturity that will reflect the performance of the Reference Stock, subject to the Contingent Minimum Return and the Maximum Return. If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount note will equal $1,000 plus the product of (a) $1,000 and (b) the greater of (i) the Contingent Minimum Return and (ii) the Share Return, subject to the Maximum Return. For additional clarification, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Reference Stock?” in this term sheet.

Maximum Return:

At least 25.00%. The actual Maximum Return and the actual maximum payment at maturity will be determined on the pricing date and will not be less than 25.00% and $1,250 per $1,000 principal amount note, respectively.

Contingent Minimum Return:	At least 12.00%. The actual Contingent Minimum Return will be determined on the pricing date and will not be less than 12.00%.
Share Return:	Final Share Price – Initial Share Price Initial Share Price
Initial Share Price:	The closing price of one share of the Reference Stock on the pricing date, divided by the Stock Adjustment Factor
Final Share Price:	The closing price of one share of the Reference Stock on the Observation Date
Stock Adjustment Factor:

Set initially at 1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 195-A-I for further information.

Observation Date:	October 19, 2012†
Maturity Date:	October 24, 2012†
CUSIP:	48125X6F8
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 195-A-I

Investing in the Capped Single Observation Knock-Out Notes involves a number of risks. See “Risk Factors” beginning on page PS-6 of the accompanying product supplement no. 195-A-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$
(1)

The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-16 of the accompanying product supplement no. 195-A-I.

(2)	Please see “Supplemental Plan of Distribution” in this term sheet for information about fees and commissions.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

October 4, 2011

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 195-A-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 195-A-I dated July 19, 2010. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 195-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 195-A-I dated July 19, 2010:
  http://www.sec.gov/Archives/edgar/data/19617/000089109210002900/e39431-424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments —	TS-1
Capped Single Observation Knock-Out Notes Linked to the American Depositary Shares of Siemens Aktiengesellschaft

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Reference Stock?

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume an Initial Share Price of $85.00, a Contingent Minimum Return of 12.00% and a Maximum Return of 25.00% and reflect the Knock-Out Buffer Amount of 25.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Total Return

Final Share Price	Share Return	Knock-Out Event Has Not Occurred(1)	Knock-Out Event Has Occurred(2)

$153.000	80.00%	25.00%	N/A
$144.500	70.00%	25.00%	N/A
$136.000	60.00%	25.00%	N/A
$127.500	50.00%	25.00%	N/A
$119.000	40.00%	25.00%	N/A
$110.500	30.00%	25.00%	N/A
$106.250	25.00%	25.00%	N/A
$102.000	20.00%	20.00%	N/A
$97.750	15.00%	15.00%	N/A
$95.200	12.00%	12.00%	N/A
$93.500	10.00%	12.00%	N/A
$89.250	5.00%	12.00%	N/A
$87.125	2.50%	12.00%	N/A
$85.850	1.00%	12.00%	N/A
$85.000	0.00%	12.00%	N/A
$80.750	-5.00%	12.00%	N/A
$76.500	-10.00%	12.00%	N/A
$72.250	-15.00%	12.00%	N/A
$68.000	-20.00%	12.00%	N/A
$63.750	-25.00%	12.00%	N/A
$63.742	-25.01%	N/A	-25.01%
$59.500	-30.00%	N/A	-30.00%
$51.000	-40.00%	N/A	-40.00%
$42.500	-50.00%	N/A	-50.00%
$34.000	-60.00%	N/A	-60.00%
$25.500	-70.00%	N/A	-70.00%
$17.000	-80.00%	N/A	-80.00%
$8.500	-90.00%	N/A	-90.00%
$0.000	-100.00%	N/A	-100.00%

(1) The Final Share Price is greater than or equal to $63.75 (75.00% of the hypothetical Initial Share Price).
(2) The Final Share Price is less than $63.75 (75.00% of the hypothetical Initial Share Price).

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The closing price of one share of the Reference Stock increases from the Initial Share Price of $85.00 to a Final Share Price of $87.125 — a Knock-Out Event has not occurred. Because the Share Return of 2.50% is less than the hypothetical Contingent Minimum Return of 12.00%, the investor receives a payment at maturity of $1,120 per $1,000 principal amount note.

Example 2: The closing price of one share of the Reference Stock decreases from the Initial Share Price of $85.00 to a Final Share Price of $80.75 — a Knock-Out Event has not occurred. Because the Share Return of -5% is less than the hypothetical Contingent Minimum Return of 12.00%, the investor receives a payment at maturity of $1,120 per $1,000 principal amount note.

Example 3: The closing price of one share of the Reference Stock increases from the Initial Share Price of $85.00 to a Final Share Price of $97.75— a Knock-Out Event has not occurred. Because the Share Return of 15% is greater than the hypothetical Contingent Minimum Return of 12.00% but less than the hypothetical Maximum Return of 25.00%, the investor receives a payment at maturity of $1,150 per $1,000 principal amount note, calculated as follows:

JPMorgan Structured Investments —	TS-2
Capped Single Observation Knock-Out Notes Linked to the American Depositary Shares of Siemens Aktiengesellschaft

$1,000 + ($1,000 × 15%) = $1,150

Example 4: The closing price of one share of the Reference Stock decreases from the Initial Share Price of $85.00 to a Final Share Price of $51.00 — a Knock-Out Event has occurred. Because the Final Share Price of $51.00 is less than the Initial Share Price of $85.00 by more than the Knock-Out Buffer Amount of 25.00%, a Knock-Out Event has occurred and because the Share Return is -40%, the investor receives a payment at maturity of $600 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -40%) = $600

Example 5: The closing price of one share of the Reference Stock increases from the Initial Share Price of $85.00 to a Final Share Price of $127.50 — a Knock-Out Event has not occurred. Because the Share Return of 50% is greater than the hypothetical Maximum Return of 25.00%, the investor receives a payment at maturity of $1,250 per $1,000 principal amount note, the hypothetical maximum payment on the notes.

The hypothetical returns and hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

Selected Purchase Considerations

  CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to participate in the appreciation of the Reference Stock, up to the Maximum Return of at least 25.00% at maturity. If a Knock-Out Event has not occurred, in addition to the principal amount, you will receive at maturity at least the Contingent Minimum Return of not less than 12.00% on the notes, for a minimum payment at maturity of at least $1,120 for every $1,000 principal amount note, subject to the Maximum Return of at least 25.00%. The maximum payment at maturity will be at least $1,250 per $1,000 principal amount note. The actual Contingent Minimum Return and Maximum Return will be set on the pricing date and will not be less than 12.00% and 25.00%, respectively. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  RETURN LINKED TO A SINGLE REFERENCE STOCK — The return on the notes is linked to the performance of a single Reference Stock, which is the ADSs of Siemens. For additional information see “The Reference Stock” in this term sheet.
  CAPITAL GAINS TAX TREATMENT —You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 195-A-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the notes as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

  The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 195-A-I dated July 19, 2010.

JPMorgan Structured Investments —	TS-3
Capped Single Observation Knock-Out Notes Linked to the American Depositary Shares of Siemens Aktiengesellschaft

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Reference Stock and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Share Return is positive or negative. If the closing price of one share of the Reference Stock on the Observation Date (i.e., the Final Share Price) is less than the Initial Share Price by more than the Knock-Out Buffer Amount of 25.00%, a Knock-Out Event has occurred, and the benefit provided by the Knock-Out Buffer Amount of 25.00% will terminate. If a Knock-Out Event has occurred, for every 1% that the Final Share Price is less than the Initial Share Price, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 25.00% of your initial investment and may lose all of your initial investment at maturity.
  YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Final Share Price is greater than the Initial Share Price, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Reference Stock, which may be significant. We refer to this predetermined percentage as the Maximum Return, which will be set on the pricing date and will not be less than 25.00%.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.
  We and/or our affiliates may also currently or from time to time engage in business with Siemens, including extending loans to, or making equity investments in, Siemens or providing advisory services to Siemens. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to Siemens, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  THE BENEFIT PROVIDED BY THE KNOCK-OUT BUFFER MAY TERMINATE ON THE OBSERVATION DATE— If the closing price of one share of the Reference Stock on the Observation Date (i.e., the Final Share Price) is less than the Initial Share Price by more than the Knock-Out Buffer Amount of 25.00%, the benefit provided by the Knock-Out Buffer Amount will terminate and you will be fully exposed to any depreciation in the closing price of one share of the Reference Stock. Because the Final Share Price will be determined based on the closing price on a single day near the end of the term of the notes, the price of the Reference Stock at the maturity date or at other times during the term of the notes could be at a level above the Initial Share Price minus the Knock-Out Buffer Amount. This difference could be particularly large if there is a significant decrease in the price of the Reference Stock during the later portion of the term of the notes or if there is significant volatility in the price of the Reference Stock during the term of the notes, especially on dates near the Observation Date.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments. In addition, the issuer of the Reference Stock will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.
  NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the Reference Stock. We assume no responsibility for the adequacy of the information about the Reference Stock issuer contained in this term sheet. You should undertake your own investigation into the Reference Stock and its issuer. We are not responsible for the Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

JPMorgan Structured Investments —	TS-4
Capped Single Observation Knock-Out Notes Linked to the American Depositary Shares of Siemens Aktiengesellschaft

  SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
  THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF ADSs OF SIEMENS AND THE RIGHTS OF HOLDERS OF THE COMMON SHARES OF SIEMENS AKTIENGESELLSCHAFT — You should be aware that your return on the notes is linked to the price of the ADSs and not the common shares of Siemens. There are important differences between the rights of holders of ADSs and the rights of holders of the common shares. Each ADS is a security evidenced by American depositary receipts that represents one common share of Siemens. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary, Siemens, and holders of the ADSs, which may be different from the rights of holders of the common shares. For example, Siemens may make distributions in respect of common shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and the rights of holders of the common shares of Siemens may be significant and may materially and adversely affect the value of the ADSs and, as a result, the notes.
  RISKS ASSOCIATED WITH NON-U.S. SECURITIES — An investment in notes linked to the value of ADSs representing interests in the common shares of Siemens, which are issued by a German issuer, involves risks associated with the home country of Siemens. The ADSs of Siemens, which are quoted and traded in U.S. dollars on the New York Stock Exchange, may trade differently from the common shares of Siemens quoted and traded in European euros on the Frankfurt Stock Exchange. Non-U.S. companies, such as those organized in Germany, are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home country of the issuer of the non-U.S. equity securities (i.e. Germany), including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of that country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. The issuer’s home country may be subjected to different and, in some cases, more adverse economic environments.
  THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the ADSs of Siemens are quoted and traded in U.S. dollars on the New York Stock Exchange and the common shares of Siemens are quoted and traded in European euros on the Frankfurt Stock Exchange, fluctuations in the exchange rate between the European Union euro and the U.S. dollar will likely affect the relative value of the ADSs of Siemens and the common shares of Siemens in the two different currencies, and, as a result, will likely affect the market price of the ADSs trading on the New York Stock Exchange. These trading differences and currency exchange rates may affect the closing prices of the ADSs of Siemens and accordingly, the market value of the notes. The European Union euro has been subject to fluctuations against the U.S. dollar in the past, and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rates between the European Union euro and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the notes. The exchange rates between the European Union euro and the U.S. dollar are the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the European Union and the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in the European Union and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the European Union and the United States and other jurisdictions important to international trade and finance.
  NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
  RISK OF KNOCK-OUT EVENT OCCURRING IS GREATER IF THE CLOSING PRICE OF THE REFERENCE STOCK IS VOLATILE — The likelihood that the closing price of one share of the Reference Stock on the Observation Date (i.e., the Final Share Price) will be less than the Initial Share Price by more than the Knock-Out Buffer Amount of 25.00%, thereby triggering a Knock-Out Event, will depend in large part on the volatility of the closing price of the Reference Stock — the frequency and magnitude of changes in the closing price of the Reference Stock.
  LACK OF LIQUIDITY— The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCK — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stock or instruments related to the

JPMorgan Structured Investments —	TS-5
Capped Single Observation Knock-Out Notes Linked to the American Depositary Shares of Siemens Aktiengesellschaft

  Reference Stock. We or our affiliates may also trade in the Reference Stock or instruments related to the Reference Stock from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
  THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the closing price of one share of the Reference Stock on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the actual and expected volatility in the closing price of the Reference Stock;
    the time to maturity of the notes;
    whether a Knock-Out Event is expected to occur;
    the dividend rate on the Reference Stock;
    the occurrence of certain events affecting the issuer of the Reference Stock that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition;
    interest and yield rates in the market generally;
    a variety of economic, financial, political, regulatory and judicial events; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments —	TS-6
Capped Single Observation Knock-Out Notes Linked to the American Depositary Shares of Siemens Aktiengesellschaft

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on Siemens is derived from publicly available sources and is provided for informational purposes only. According to its publicly available filings with the SEC, Siemens, a German company, is an electronics and electrical engineering company focusing on three sectors: industry, energy and healthcare. The American depositary shares, each representing one common share of Siemens, which we refer to as the “ADSs of Siemens,” are registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Siemens in the accompanying product supplement no. 195-A-I. Information provided to or filed with the SEC by Siemens pursuant to the Exchange Act can be located by reference to SEC file number 001-15174, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the ADSs of Siemens based on the weekly closing prices of the ADSs of Siemens from January 6, 2006 through September 30, 2011. The closing price of one share of the ADSs of Siemens on October 3, 2011 was $86.96. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Reference Stock on the pricing date or the Observation Date. We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Siemens will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

Supplemental Plan of Distribution

JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission that will depend on market conditions on the pricing date. In no event will that commission exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)“ beginning on page PS-35 of the accompanying product supplement no. 195-A-I.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee. In no event will the total amount of these fees exceed $10.00 per $1,000 principal amount note.

JPMorgan Structured Investments —	TS-7
Capped Single Observation Knock-Out Notes Linked to the American Depositary Shares of Siemens Aktiengesellschaft